Exhibit (n)(1)

IVY VARIABLE INSURANCE PORTFOLIOS

A DELAWARE STATUTORY TRUST

PLAN PURSUANT TO RULE 18F-3

UNDER THE

INVESTMENT COMPANY ACT OF 1940

I. INTRODUCTION

In accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Plan describes the multi-class structure that will apply to certain series of Ivy Variable Insurance Portfolios (“Ivy VIP Funds” or the “Trust”) listed on Appendix A (each, a “Fund,” and collectively, the “Funds”), including the separate class arrangements for the service and distribution of shares of beneficial interest, the method for allocating the expenses and income of each Fund among its classes, and any related exchange privileges and conversion features that apply to the different classes.

II. THE MULTI-CLASS STRUCTURE

The class of shares of beneficial interest that each Fund is authorized to issue is set forth on Appendix A. Shares of beneficial interest of each class of a Fund represent an equal pro rata interest in the underlying assets of that Fund, and generally have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear certain class-specific expenses, as described more fully in Section III; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class of shares shall also have the distinct features described in Section III.

All shares shall be sold solely to the separate accounts of certain select insurance companies (“Participating Insurance Companies”) offering certain variable life insurance policies and variable annuity contracts (collectively, “Policies”) to fund benefits payable under the Policies under the Trust’s “Mixed and Shared” Exemptive Order; and such other investors as are determined to be eligible to purchase shares, as set forth in each Fund’s current prospectus and statement of additional information.

III. FRONT-END SALES CHARGES, CONTINGENT DEFERRED SALES CHARGES AND 12B-1 FEES

Class I and Class II shares shall be offered at net asset value without the imposition of a front-end sales charge and will not be subject to a contingent deferred sales charge. Class I shares are not subject to a Rule 12b-1 fee. Class II shares of each Fund are subject to service fees charged pursuant to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act ( the “12b-1 Plan”) that provides for a maximum fee of 0.25% of the average annual net assets of the Class II shares of the Fund. The 12b-1 Plan may be used to pay Ivy Distributors, Inc. (“IDI”) (subject to the limitations described in the 12b-1 Plan) a “service fee” to finance servicing by IDI to the owners of the Policies funded by Class II shares (“Policyowners”), IDI’s affiliated companies, broker-dealers who may sell the Class II shares and other third parties, and to encourage and foster the maintenance of Policyowner accounts. The “service fee” shall be considered a payment made by the Class II shares for personal service and/or maintenance of Policyowner accounts, as such is defined by the Financial Industry Regulatory Authority. The amounts are payable to IDI daily or at such other intervals as the Board of Trustees of the Trust may determine.

Provided however, Class II shares of Ivy VIP Government Money Market, Ivy VIP Pathfinder Aggressive, Ivy VIP Pathfinder Moderately Aggressive, Ivy VIP Pathfinder Moderate, Ivy VIP Pathfinder Moderately Conservative, Ivy VIP Pathfinder Conservative, Ivy VIP Pathfinder Moderate — Managed Volatility, Ivy VIP Pathfinder Moderately Aggressive — Managed Volatility, and Ivy VIP Pathfinder Moderately Conservative — Managed Volatility are not subject to a Rule 12b-1 fee.

IV. ALLOCATION OF EXPENSES AND INCOME

A. “TRUST” AND “FUND” EXPENSES

The gross income, realized and unrealized capital gains and losses and expenses (other than “Class Expenses,” as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses so allocated include expenses of the Trust that are not attributable to a particular Fund or class of a Fund (“Trust Expenses”) and expenses of a Fund not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees and expenses; insurance costs; certain legal fees; expenses related to shareholder reports; and printing expenses. Fund Expenses include, but are not limited to, certain registration fees (i.e., state registration fees imposed on a Fund-wide basis and U.S. Securities and Exchange Commission registration fees); custodial fees; transfer agent fees; advisory fees; fees related to the preparation of separate documents of a particular Fund, such as a separate prospectus; and other expenses relating to the management of the Fund’s assets.

B. “CLASS” EXPENSES

The types of expenses attributable to a particular class (“Class Expenses”) include: (a) payments pursuant to the 12b-1 Plan for that class, if the class has a 12b-1 Plan; (b) transfer agent fees attributable to a particular class; (c) printing and postage expenses related to preparing and distributing shareholder reports, prospectuses and proxy materials; (d) registration fees (other than those set forth in Section IV.A. above); (e) the expense of administrative personnel and services as required to support the shareholders of a particular class; (f) litigation or other legal expenses relating solely to a particular class; (g) Trustees’ fees incurred as a result of issues relating to a particular class; and (h) the expense of holding meetings solely for shareholders of a particular class. Expenses described in subpart (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may, but are not required to, be directly attributed and charged to a particular class. The fees and expenses that are attributed and charged to a particular class are borne on a pro rata basis by the outstanding shares of that class.

In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes reasonably allocable as a Class Expense, it shall be so allocated, subject to compliance with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

C. WAIVERS OR REIMBURSEMENTS OF EXPENSES

Expenses may be waived or reimbursed by any adviser to Ivy VIP Funds, by Ivy VIP Funds’ underwriter or any other provider of services to Ivy VIP Funds without the prior approval of Ivy VIP Funds’ Board of Trustees.

V. EXCHANGE PRIVILEGES

As described in each Fund’s current prospectus and statement of additional information, shareholders of each Fund have exchange privileges with certain other funds. Except as otherwise noted in each Fund’s current prospectus and statement of additional information, via the Participating Insurance Company, a Policyowner may indirectly sell a class of shares and buy the same class of shares of another Fund within the Trust, also known as a transfer or an exchange privilege.

These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that are legally registered for sale in the investor’s state of residence.

VI. CONVERSION PRIVILEGE

There are currently no conversion features associated with Class I and Class II shares.

VII.	REDEMPTION FEES

Redemptions and exchanges of shares of each Fund shall be subject to redemption fees in such amounts and subject to any waivers or reductions as are determined or approved by the Board of Trustees and disclosed in each Fund’s current prospectus and statement of additional information.

VIII. BOARD REVIEW

A. INITIAL APPROVAL

The Board of Trustees of Ivy VIP Funds, including a majority of the Trustees who are not “interested persons” of Ivy VIP Funds, as defined under the 1940 Act (the “Independent Trustees”), at a meeting held on April 3, 2017 initially approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class of shares of each Fund individually, and each Fund and Ivy VIP Funds as a whole.

B. APPROVAL OF AMENDMENTS

Before any material amendments to this Plan, the Trust’s Board of Trustees, including a majority of the Independent Trustees, must find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Fund Expenses), is in the best interests of each class of shares of each Fund individually, and each Fund and Ivy VIP Funds as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of Ivy VIP Funds shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

C. PERIODIC REVIEW

The Board of Trustees of Ivy VIP Funds shall review the Plan as frequently as it deems necessary, consistent with applicable legal requirements. On an ongoing basis, the Trust’s Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Funds for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the independent Board members, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The investment manager of the Funds and W&R shall be responsible for alerting the Board to any material conflicts that arise.

IX. EFFECTIVE DATE

The Plan first became effective as of April 28, 2017.

APPENDIX A

TO THE IVY VIARIABLE INSURANCE PORTFOLIOS

RULE 18F-3 MULTI-CLASS PLAN

Ivy Variable Insurance Portfolios	Share Class

Ivy VIP Advantus Real Estate Securities	Class II

Ivy VIP Asset Strategy	Class I Class II

Ivy VIP Balanced	Class II

Ivy VIP Bond	Class II

Ivy VIP Core Equity	Class II

Ivy VIP Dividend Opportunities	Class II

Ivy VIP Energy	Class I Class II

Ivy VIP Global Bond	Class II

Ivy VIP Global Growth	Class II

Ivy VIP Government Money Market	Class II

Ivy VIP Growth	Class II

Ivy VIP High Income	Class I Class II

Ivy VIP International Core Equity	Class II

Ivy VIP Limited-Term Bond	Class II

Ivy VIP Micro Cap Growth	Class I Class II

Ivy VIP Mid Cap Growth	Class I Class II

Ivy VIP Natural Resources	Class II

Ivy VIP Pathfinder Aggressive	Class II

Ivy VIP Pathfinder Conservative	Class II

Ivy VIP Pathfinder Moderate	Class II

Ivy VIP Pathfinder Moderate-Managed Volatility	Class II

Ivy VIP Pathfinder Moderately Aggressive	Class II

Ivy VIP Pathfinder Moderately Aggressive – Managed Volatility	Class II

Ivy VIP Pathfinder Moderately Conservative	Class II

Ivy VIP Pathfinder Moderately Conservative – Managed Volatility	Class II

Ivy VIP Science and Technology	Class I Class II

Ivy VIP Small Cap Core	Class II

Ivy VIP Small Cap Growth	Class II

Ivy VIP Value	Class II